EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of June 29, 2001, by and between Adesso-Madden, Inc., a New York corporation (the "Company"), and Gerald Mongeluzo, an individual residing at 30 Redwood Drive, East Hills, New York 11576 (the "Executive").

                               W I T N E S E T H :
                               - - - - - - - - -

         WHEREAS, the Company has retained the services of the Executive since September 1995; and

         WHEREAS, the Company desires to continue to retain the services of the Executive, and the Executive desires to continue to render services to the Company, upon the terms and conditions hereinafter set forth; and

         WHEREAS, the parties elect to terminate all prior arrangements, agreements and understandings between the Company and the Executive with respect to Executive' s employment with the Company and replace such arrangements, agreements, and understandings with this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

         Section 1. Employment. The Company hereby employs Executive and the Executive hereby accepts such employment, as the President of the Company, subject to the terms and conditions set forth in this Agreement.

         Section 2. Duties. The Executive shall serve as the President of the Company and shall properly perform such duties as may be lawfully assigned to him from time to time by the Board of Directors of the Company and the Chief

Executive Officer of Steven Madden, Ltd., the parent corporation of the Company ("SML"). The Board of Directors of the Company shall be comprised of three (3) directors as follows: the Executive; the Chief Executive Officer of SML; and the Chief Financial Officer of SML. If requested by the Company, the Executive shall serve on the Board of Directors of the Company or SML or any committee thereof without additional compensation. During the term of this Agreement, the Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. The Executive is entitled to four (4) weeks paid vacation during each year of the Term (as hereinafter defined).

         Section 3. Term of Employment. The term of the Executive's employment shall be for a period of thirty six (36) months commencing on the date hereof (the "Term"), subject to earlier termination by the parties pursuant to Section 6 hereof.

         Section 4.     Compensation of Executive.
                        --------------------------

                  4.1 Salary. The Company shall pay to Executive (i) an annual base salary of three hundred thousand dollars ($300,000) during the first year of the Term, (ii) an annual base salary of three hundred fifteen thousand dollars ($315,000) during the second year of the Term, and (iii) an annual base salary of three hundred thirty thousand dollars ($330,000) during the third year of the Term, less such deductions as shall be required to be withheld by applicable law and regulations (the "Base Salary"). All salaries payable to Executive shall be paid at such regular time or times as the Company makes payment of its regular payroll in the regular course of business, but in no case shall it be less than bi-weekly.

                  4.2 Cash Performance Bonus. During the term of this Agreement, the Executive shall be entitled to receive a cash performance bonus based upon increases in the Company's net pre-tax profit as reported in the

Company's year-end financial statements ("Net Profit"). By April 15, 2002, 2003 and 2004, the Company shall pay to the Executive a cash bonus equal to four percent (4%) of the amount by which Net Profit for the fiscal year ending on the most recent December 31st exceeds Net Profit for the fiscal year ending on the preceding December 31st (the "Annual Cash Bonus"). For example, if Net Profit for the year ending December 31, 2001 equals $3,000,000, and Net Profit for the year ending December 31, 2000 was $1,000,000, the Executive would be entitled to receive an Annual Cash Bonus equal to $80,000 ($3,000,000 - $1,000,000 = $2,000,000 x .04 = $80,000).

                  4.3 Stock Option Bonus. On each of June 30, 2001, 2002 and 2003, SML shall grant to the Executive stock options (the "Options") to purchase 34,000, 33,000 and 33,000 shares of SML common stock, respectively. The Options shall (i) be exercisable for a period of 7 years following the date of grant,
(ii) be issued in accordance with the terms and conditions of the Company's stock plan, (iii) vest quarterly over a one (1) year period commencing on the date of grant and (iv) have an exercise price equal to the closing bid price of SML's shares of common stock on the date of grant as reported by The Nasdaq Stock Market (or other principal exchange on which the SML shares of common stock are traded). The Company shall use its best efforts to issue the Options as incentive stock options.

                  4.4 Signing Bonus. Upon execution of this Agreement, the Company shall pay to the Executive a signing bonus equal to $35,000 payable in immediately available funds, less such withholding as required by applicable laws and regulations.

                  4.5 Expenses. During the Term, the Company shall, in accordance with the policies and practices established by the Company and SML, reimburse the Executive for all reasonable and necessary travel expenses and other disbursements incurred by the Executive on behalf of the Company, in performance of the Executive's duties hereunder. In addition, the Company shall provide the Executive with a monthly auto lease allowance in an amount not to exceed $850 per month.

                  4.6 Benefits. The Executive shall be permitted during the Term to participate in any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other executives of SML to the extent the Executive is eligible under the terms of such plans or programs. The Company agrees to provide the Executive with a paid health insurance plan.

                  5.    Death or Disability of the Executive. If the Executive
(i) dies or (ii) is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 120 consecutive days or 180 days in any period of 360 consecutive days (a "Disability"), the Company may, at the time or during the period of such Disability, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect.

                  6.    Termination.
                        ------------

                  (a) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive notice of such termination, with reasonable specificity of the details thereof. "Cause" shall mean any of the following: (i) failure or neglect, by the Executive to perform the duties of the Executive's position which failure or neglect has a material adverse effect on the Company; (ii) failure of the Executive to obey lawful orders given by the Board of Directors and such failure has a material adverse effect on the Company; (iii) material misconduct by the Executive in connection with the performance of his duties; (iv) commission by the Executive of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct which materially impairs or injures the reputation of, or harms, the Company or SML; (v) disloyalty by the Executive, including without limitation, aiding a competitor; (vi) failure by the Executive to devote his full business time and best efforts to the Company's business and affairs; (vii) failure by the Executive to work exclusively for the Company; (viii) failure to cooperate in any investigation by the Company; (ix) any material breach of this Agreement or Company rules; or (x) the Executive's abuse of alcohol or other drugs or controlled substances. A termination pursuant to this Section 6(a) shall take effect 20 days after the giving of written notice to the Executive unless the Executive shall, during such 20-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its reasonable discretion, have determined that such misconduct, disregard, abuse or breach is not remediable (which determination shall be stated in such notice).

                  (b) The Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause by giving the Executive written notice of such termination, to be effective 30 days following the giving of such written notice.

                  (c) The Executive may terminate this Agreement by delivering written notice to the Company within thirty (30) days following (i) the effective date of a Change of Control (as hereinafter defined) or (ii) an event constituting Good Reason (as hereinafter defined).

         As used herein, the term "Change of Control" shall mean: (i) when any "person" as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding SML or any subsidiary or any affiliate of SML or any employee benefit plan sponsored or maintained by SML or any subsidiary of SML (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of SML representing 50% or more of the combined voting power of SML's then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval under Delaware law for the acquisition of SML by an entity other than SML or a subsidiary or an affiliated company of SML through purchase of assets, or by merger, or otherwise.

         As used herein, the term "Good Reason" shall mean (i) a material breach by the Company or SML of its obligations under this Agreement, or (ii) a material diminution of the duties of the Executive.

         For convenience of reference, the date upon which any termination of the employment of the Executive pursuant to Sections 5 or 6 shall be effective shall be hereinafter referred to as the "Termination Date".

                  7.    Effect of Termination of Employment.
                        ------------------------------------

                  (a) Upon the termination of the Executive's employment for Cause, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive
(i) the unpaid portion of the Base Salary provided for in Section 4.1, earned through the Termination Date (the "Unpaid Salary Amount"), (ii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed, as provided in Section 4.5 (the "Expense Reimbursement Amount"),
(iii) the Additional Payments (as hereinafter defined) less an amount equal to the actual costs and damages sustained by the Company as a result of, or related to, the actions by the Executive constituting Cause and (iv) all Options vested as of the Termination Date (the "Vested Options").

                  (b) Upon the termination of the Executive's employment as a result of the Executive's death or Disability, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the Unpaid Salary Amount,
(ii) the Expense Reimbursement Amount (iii) accrued and unpaid amounts owed to the Executive under Section 4.2 hereof through the Termination Date, including a pro-rata entitlement to such amounts equal to the award to which the Executive would have been entitled at the end of the applicable fiscal period pro-rated for the period of the Executive's employment during such fiscal period (collectively, the "Additional Payments"), (iv) severance compensation equal to the Base Salary for a period of three (3) months, (v) the Additional Payments and (vi) the Vested Options.

                  (c) Upon the termination of the Executive's employment by the Company without Cause and not as a result of a Disability, or by the Executive for Good Reason neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount, (iii) severance compensation equal to the Base Salary for the greater of (a) the remaining term of this Agreement (as if this Agreement was not terminated) and (b) twelve (12) months, all of which is payable within thirty (30) days following the Termination Date,
(iv) the Additional Payments, (v) the Additional Payments and (vi) the Vested Options.

                  (d) Upon the termination of this Agreement by the Executive in accordance with Section 6(c) following a Change of Control, neither the Executive nor the Executive's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the Executive shall have the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount,
(iii) severance compensation equal to the greater of (x) the Base Salary for the remaining term of this Agreement (as if this Agreement was not terminated) and
(y) the Base Salary then in effect for a period of twelve (12) months, (iv) the Additional Payments and (v) the Vested Options.

                  8. Confidential Information; Inventions. (a) Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, including but not limited to its customer list, not otherwise in the public domain, other than in the ordinary course of business during his employment hereunder. The provisions of this Section 8 shall survive Executive's employment hereunder.

                  (b) The Company has hired the Executive to work full time so that anything the Executive produces during the Term and in connection with his performance under this Agreement is the property of the Company. Any writing, invention, design, system, process, development or discovery conceived, developed, created or made by the Executive, alone or with others, during the period of his employment hereunder and applicable to the business of the Company, whether or not patentable, registrable, or copyrightable shall become the sole and exclusive property of the Company.

                  (c) The Executive shall disclose the same promptly and completely to the Company and shall, during the period of his employment hereunder and at any time and from time to time hereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing such applications for and procuring patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain and protect the Company's right therein and thereto.

                  9.    Covenant Not To Compete.
                        ------------------------

         (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the term of the Agreement and the "Restricted Period" (as defined in Section 9(e) below):

                  (i) except as provided in Subsection (d) below, be engaged in the manufacturing, sourcing, sale, marketing or distribution of footwear products or provide technical assistance, advice or counseling regarding the footwear industry to any competitor of the Company or SML or transact business, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party with any such competitor; or

                  (ii) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of herself or any third party, any employee or agent of Company or any affiliate thereof.

         (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof in a manner which directly or indirectly competes with the Company.

         (c) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

         (d) This Section 9 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company.

         (e) The term "Restricted Period," as used in this Section 9, shall mean the period of Executive's actual employment hereunder plus twelve (12) months thereafter.

         (f) The provisions of this Section 9 shall survive the end of the Restricted Period as provided in Section 9(e) hereof.

         (g) In the event that the Executive breaches the terms and provisions of Section 9(a)(i) above, the Company may terminate all unvested options comprising the Option Bonus and shall be the Company's sole remedy hereunder.

         10.      Miscellaneous.
                  --------------

                  10.1  Representations and Warranties of the Executive.
The Executive hereby represents and warrants to the Company as follows: (i) the Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by the Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which the Executive is a party or by which he is or may be bound or subject; and (iii) the Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services. The Executive agrees to indemnify the Company for any costs, liabilities or expenses incurred by the Company as a result of a breach by the Executive of this Section 10.1.

                  10.2 Injunctive Relief. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Section 8 or Section 9 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

                  10.3 Assignments. Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

                  10.4 Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive's employment by Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  10.5 Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

                  10.6 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.7 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

                  10.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Supreme Court of the State of New York, in New York County, and of the United States District Court for the Southern District of New York in connection with any suit, action or other proceeding concerning the interpretation of this Agreement or enforcement of Sections 8 or 9 of this Agreement. The Executive waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum or otherwise. The Executive waives the right to a jury trial and agrees to accept service of process by certified mail at the Executive's last known address.

                  10.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

                  10.10 Separability. If any of the restrictions contained in this Agreement shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Agreement shall then be enforceable in the manner contemplated hereby.

                  10.11 Post Employment Obligations. (a) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which the Executive shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, the Executive shall promptly return to the Company all property of the Company in his possession.

The Executive further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. The Executive additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

                  (b) The Executive agrees that during his employment he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company. In addition, following the Executive's employment with the Company, the Executive shall provide the assistance and perform the acts set forth in the preceding sentence at such times as are reasonably acceptable to him.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                              ADESSO MADDEN, INC.


                                              By: /s/ STEVEN MADDEN
                                                  ------------------------------
                                                  Name:  Steven Madden
                                                  Title: Chief Executive Officer


                                                  /s/ GERALD MONGELUZO
                                                  ------------------------------
                                                  Gerald Mongeluzo

With respect to Sections 4.3 and 4.6 only:
     STEVEN MADDEN, LTD.


By: /s/ STEVEN MADDEN
    ----------------------------------------
    Name: Steven Madden
    Title: Chief Executive Officer